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                                                                  EXHIBIT 4.(ii)


                                     FILED
                              IN THE OFFICE OF THE
                           SECRETARY OF STATE OF THE
                                STATE OF NEVADA

                                  OCT 25 1995
                                  NO. 3947-85

                                /s/ DEAN HELLER
                        -------------------------------
                        DEAN HELLER, SECRETARY OF STATE


                          CERTIFICATE OF DETERMINATION
                                       OF
                    PREFERENCES OF SERIES A PREFERRED STOCK
                                       OF
                      NEVADA MANHATTAN MINING INCORPORATED
                              a Nevada Corporation


         Christopher D. Michaels and Jeffrey Kramer hereby certify that:

         A. They are the duly elected and acting President and Secretary, respectively, of Nevada Manhattan Mining Incorporated, a Nevada corporation.

         B. Pursuant to authority given by said corporation's Articles of Incorporation, the Board of Directors of said corporation has duly adopted the following recitals and resolutions:

                 WHEREAS:         The Articles of Incorporation of this
         corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

                 WHEREAS:         The Board of Directors of this corporation is
         authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

                 WHEREAS:         This corporation has not issued a series of
         Preferred Stock, and the Board of Directors of this corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a series of said Preferred Stock and the number of shares constituting the designation of said series;

                 NOW, THEREFORE, BE IT RESOLVED: That the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, said series of Preferred Stock as follows:





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                 (1)      Designation of Preferred Shares. The corporation shall
have a series of Preferred Stock which shall be designated "Series A Preferred Stock" (the "Series A Preferred Stock"). (The Series A Preferred Stock is hereinafter sometimes referred to as the "Preferred Stock.")

                 (2) Number of Preferred Shares. The number of shares constituting the Series A Preferred Stock shall be 250,000.

                 (3) Dividends. The Holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of eight percent (8%) per annum of the original issue price per share of Series A Preferred Stock, out of any funds legally available therefor, payable on each January 1, April 1, July 1 and October 1 after the issuance of the Series A Preferred and so long as any shares of Series A Preferred Stock shall be outstanding. Such dividends shall be cumulative, so that if the full dividends in respect of any previous dividend period shall not have been paid on the Series A Preferred Stock at the time outstanding, whether or not earned, whether or not funds of the corporation are legally available therefor and whether or not declared by the Board, the deficiency shall be fully paid or declared and set apart for such shares (without interest) before any dividend or other distribution shall be paid on or declared or set apart for any other class or series of Common Stock or Preferred Stock of the corporation, whether now or hereafter authorized, and before any redemption, retirement, purchase or other acquisition of any other class or series of Common Stock or Preferred Stock of the corporation, whether now or hereafter authorized. The Company may pay the dividend on the Series A Preferred Stock in cash, or through the issuance of additional shares of Series A Preferred Stock having an issue price equal to the amount of the dividend, or through a combination of the foregoing.

                 (4)      Liquidation Preference.

                          a. Preference on Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, the holders of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of shares of any other class or series of Common Stock or Preferred Stock of the corporation, an amount equal to Ten Dollars ($10.00) per share plus a further amount equal to any dividends declared but unpaid on such shares, as either such amount may be adjusted from time to time to give effect to stock splits, stock dividends and similar transactions affecting the Series A Preferred Stock.

                 All of the preferential amounts to be paid to the holders of shares of Series A Preferred Stock under this





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         Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the corporation to, the holders of shares of Common Stock in connection with such liquidation, dissolution or winding up. After the payment or the setting apart for payment to the holders of the Series A Preferred Stock of the preferential amount so payable to them, the holders of shares of Common Stock shall be entitled to receive all remaining assets of the corporation.

                 If, upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation available for distribution are insufficient to provide for the payment of the full preferential amount for each share of Series A Preferred Stock outstanding, such assets as are available shall be distributed ratably among the holders of shares of Series A Preferred Stock.

                 b. Consolidation or Merger. A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, or a series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section (4).

                 c. Noncash Distributions. If any of the assets of the corporation are to be distributed other than in cash under this Section (4), then the Board of Directors of the corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock or Common Stock. The corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred Stock and Common Stock of the appraiser's valuation.

                 d. Consent for Certain Repurchase. Each holder of an outstanding share of Series A Preferred Stock shall be deemed to have consented, for purposes of Chapter 5 of the California General Corporation Law, to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the corporation and such persons.

         (5) Conversion. The holders of the shares of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights").





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                 a.       Right to Convert.  Each share of Series A Preferred
         Stock initially shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or before 5:00 p.m. California time on December 31, 1997, at the office of the corporation or any transfer agent for the Series A Preferred Stock into ten (10) fully paid and nonassessable shares of Common Stock of the corporation (the "Conversion Ratio"). After December 31, 1997, the shares of Series A Preferred Stock shall not be convertible into shares of Common Stock or any other securities of the corporation.

                 b.       Adjustments to Conversion Ratio.

                 (i) Stock Dividends and Subdivisions. If, after the date of the first issuance of shares of Series A Preferred Stock, the corporation shall issue additional shares of Common Stock, by reason of the declaration or payment of any dividend on the Common Stock payable in Common Stock or by reason of a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) without a corresponding subdivision or dividend with respect to the Series A Preferred Stock, the Conversion Ratio of the Series A Preferred Stock in effect immediately prior to such declaration or subdivision shall, concurrently with the effectiveness of such declaration or subdivision, be proportionately increased.

                 (ii) Adjustments for Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock without a corresponding combination or consolidation with respect to the Series A Preferred Stock, the Conversion Ratio of the Series A Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

                 (iii) Adjustment for Merger, Reorganization, etc. In the case of any merger of the corporation with or into another corporation or the transfer of all or substantially all of the assets of the corporation to another corporation in which the shareholders of the corporation are to receive cash, securities or other consideration for their shares, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of the shares of Series A Preferred Stock would have been entitled upon such merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board





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         of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of shares of Series A Preferred Stock, to the end that the provisions set forth herein (including all provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Series A Preferred Stock.

                 c.       Automatic Conversion.

                 (i) Public Offering. Each share of Series A Preferred Stock automatically shall be converted into shares of Common Stock at the then effective Conversion Ratio on the earlier of (A) 5:00 p.m. California time on December 31, 1997 and (B) the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public providing gross proceeds to the corporation of not less than Five Million Dollars ($5,000,000).

                 (ii) Procedure. In the event of such automatic conversion, the person(s) entitled to receive shares of Common Stock issuable upon such automatic conversion of the shares of Series A Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock until immediately prior to the event giving rise to such conversion. Upon the occurrence of such event, the outstanding shares of Series A Preferred Stock shall be converted automatically and without further action by the holders of said shares and whether or not the certificates representing said shares are surrendered to the corporation or its transfer agent; provided that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock unless certificates evidencing such shares of Series A Preferred Stock are either delivered to the corporation or any transfer agent as hereinafter provided, or the holder notifies the corporation that said certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation for any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of any shares of Series A Preferred Stock, the holders of the shares of Series A Preferred Stock shall surrender the certificates representing said shares at the office of the corporation or of any transfer agent for Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A





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         Preferred Stock surrendered were convertible on the date on which the event effecting the automatic conversion occurred.

                 d. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Any conversion of shares of Series A Preferred Stock pursuant to this Section (5) by any holder shall be done on an aggregate basis taking into account all shares of Series A Preferred Stock held by such holder (i.e., such holder shall have no more than one fractional share of Series A Preferred Stock upon such conversion). Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, other than by reason of the automatic conversion provided in Section (5) (c) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for Series A Preferred Stock, and shall give written notice to the corporation at such office that the holder elects to convert the same, and shall state therein the holder's name or the name or names of the nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Series A Preferred stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Except as set forth in this Section
         (5) such conversion shall be deemed to have been made immediately prior to the close of business on the day of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate so surrendered for conversion, the corporation shall issue and deliver to, or upon the written order of, the holder of the certificate so surrendered for conversion, at the expense of the corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

                 e. Transfer Costs. The corporation shall pay any and all documentary stamp and other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the corporation upon conversion of any shares of Series A Preferred Stock.

                 f. No Impairment. The corporation will not, without the approval of the requisite number of shares of Series A





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         Preferred Stock by amendment of its Articles of Incorporation or this
         Certificate of Determination or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section (5) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of shares of Series A, Preferred Stock against impairment.

                 g. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio for any shares of Series A Preferred Stock pursuant to this Section (5) the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and shall furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of shares of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the shares of Series A Preferred Stock held by such holder.

                 h. Common Reserved. The corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the outstanding shares of the Series A Preferred Stock.

                 i. Registration. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the corporation will, in good faith and as expeditiously as possible, at its expense, endeavor to secure such registration, listing or approval, as the case may be.

                 j. Status of Shares. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.





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                 k.       Cancellation of the Shares.  Upon conversion of any
         shares of Series A Preferred Stock into Common Stock, said converted shares of Series A Preferred Stock shall resume the status of authorized and unissued shares of Series A Preferred Stock of the corporation.

                 l. Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of shares of Series A Preferred Stock, at least twenty
         (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                 m. Notices. Any notice required by the provisions of this Section (5) to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

         (6) Voting Rights. Except as otherwise required by law or by the Articles of Incorporation of the corporation, the shares of Series A Preferred Stock and Common Stock shall be voted together as a single class at any annual or special meeting of shareholders of the corporation, or, may act by written consent in the same manner as the corporation's Common Stock, upon the following basis: each share of Series A Preferred Stock issued and outstanding shall have that number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible, except that fractional shares shall not be permitted, and any fractional voting rights resulting from this formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         (7) Protective Provisions. So long as any shares of Series A Preferred Stock shall be outstanding the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty percent (50%) of the outstanding shares of Series A Preferred Stock:

                 a. Change of Rights. Alter or change the rights, preferences, or privileges of the Series A Preferred Stock so





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         as materially and adversely to affect the Series A Preferred Stock; or

                 b. Authorized Number. Increase the authorized number of shares of Series A Preferred Stock; or

                 c. Create New Class. Create any new class or series of shares having preferences over, or being on a parity with, Series A Preferred Stock then outstanding.

                 RESOLVED FURTHER: That the Chairman of the Board, the President or any Vice President, and the Secretary, Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this corporation are each authorized to execute, verify and file a certificate of determination of preferences in accordance with Nevada law.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of October 20, 1995.

                                        /s/ CHRISTOPHER D. MICHAELS
                                        -------------------------------------
                                        Christopher D. Michaels
                                        President

                                        /s/ JEFFREY KRAMER
                                        -------------------------------------
                                        Jeffrey Kramer
                                        Secretary

         The undersigned, Christopher D. Michaels and Jeffrey Kramer, the President and Secretary, respectively, of Nevada Manhattan Mining Incorporated, a Nevada corporation, declare under penalty of perjury that the matters set out in the foregoing Certificate of Determination of Preferences of Series A Preferred Stock are true of their own knowledge.

         EXECUTED at Los Angeles, California, on October 20, 1995.

                                        /s/ CHRISTOPHER D. MICHAELS
                                        -------------------------------------
                                        Christopher D. Michaels


                                        /s/ JEFFREY KRAMER
                                        -------------------------------------
                                        Jeffrey Kramer


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